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                                                                    EXHIBIT 99.2

FOR IMMEDIATE RELEASE, DECEMBER 18, 1997


Contact:
Rick M. McConnell
Storm Technology, Inc.
Chief Financial Officer and
Vice President, Finance &
Administration
650-691-6600


Storm Technology, Inc. Completes Over $5,000,000 in
Private Placement Financings


Mountain View, Calif. -- December 18, 1997 -- Storm Technology, Inc. (NASDAQ:
EASY) today announced the completion of the sale of $3,000,000 of two year 8.5% convertible preferred stock and warrants to a single institutional investor in a private placement. Under the terms of the financing agreement, the holder may convert the preferred shares into common stock in the company at the then current market price in the event of future declines in stock price or at various discounts to market price in the event of future stock price increases. The company has the option to redeem the preferred shares at a premium under certain circumstances.

Additionally, Storm closed today a private placement of over $2,000,000 in the sale of common shares and warrants at market price purchased entirely by management of the company.

"These investments in Storm reflect both the investor's and management's confidence in Storm and its position in the personal scanner market" stated L. William Krause, President and CEO. "The funds were raised strategically to help fund the purchase of Logitech's scanner business also announced today in a separate release. The Storm-Logitech partnership firmly positions Storm in the top tier of the personal scanning market enabling Storm to have the critical mass necessary to develop and provide innovative personal scanners to more customers worldwide."


About Storm Technology


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Storm Technology, Inc. (www.stormtech.com), a market leader in personal scanners that enable customers to input, organize, store and use digital images easily with their computers, is committed to creating a steady stream of innovative new products that offers customers the latest technology with the highest quality at the most affordable prices. Storm's personal scanners and software are licensed for inclusion with personal computers, digital cameras, scanners or color printers from leading technology providers including Adobe, Canon, Epson, Gateway, Hewlett-Packard, Intel, Kodak, Netscape and Nikon. Storm's current scanner line, which now includes EasyPhoto Reader(TM) (the #1 selling snapshot scanner), EasyPhoto SmartPage Pro(TM), EasyPhoto ImageWave(TM) FreeScan and PageScan USB, is carried at major computer retailers in the U.S., Canada and Europe. Founded in 1990, Storm is based in Mountain View, California.


Note: Storm Technology, EasyPhoto, EasyPhoto Reader, EasyPhoto SmartPage Pro and EasyPhoto ImageWave are trademarks of Storm Technology, Inc., which may be registered in certain jurisdictions. All other trade names, products and services are trademarks or registered trademarks of their respective holders.

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